                                                                     EXHIBIT 4.1
                                                                     -----------


          THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY STATE SECURITIES LAWS. THIS NOTE IS BEING OFFERED PURSUANT TO EXEMPTIONS PROVIDED BY SECTION 4(2) OF THE ACT, REGULATION D PROMULGATED THEREUNDER, CERTAIN STATE SECURITIES LAWS AND CERTAIN RULES AND REGULATIONS PROMULGATED PURSUANT THERETO. THIS NOTE MAY NOT BE TRANSFERRED BY THE PURCHASER HEREOF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS, UNLESS SUCH TRANSFER IS EXEMPT FROM SUCH REGISTRATION REQUIREMENTS OR NEITHER SUCH REGISTRATION NOR SUCH AN EXEMPTION IS REQUIRED BY LAW.

          THIS OBLIGATION IS NOT A DEPOSIT AND IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY OR INSTRUMENTALITY. THIS OBLIGATION IS SUBORDINATED TO THE CLAIMS OF GENERAL CREDITORS OF PRIVATEBANCORP, INC., IS INELIGIBLE AS COLLATERAL FOR A LOAN BY PRIVATEBANCORP, INC. AND IS NOT SECURED. THIS OBLIGATION IS NOT SUBJECT TO A TRUST INDENTURE.

          THIS NOTE HAS BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT, AND AS REQUIRED BY TREASURY REGULATION '1.1275-3(b)(1)(ii), INFORMATION REGARDING THE ISSUE PRICE, THE AMOUNT OF ORIGINAL ISSUE DISCOUNT, THE ISSUE DATE AND THE YIELD TO MATURITY MAY BE OBTAINED FROM THE CHIEF FINANCIAL OFFICER, PRIVATEBANCORP, INC., 10 NORTH DEARBORN, SUITE 900, CHICAGO, IL 60602.

February 11, 2000
                                                   Principal Amount:  $5,000,000

                             PRIVATEBANCORP, INC.
                    Subordinated Note due February 11, 2007

     FOR VALUE RECEIVED, PrivateBancorp, Inc., a Delaware corporation (the "Corporation"), hereby promises to pay to Johnson International, Inc. the principal amount of Five Million ($5,000,000) on February 11, 2007 (the "Date of Maturity") and to pay interest based on a 365-day year, and paid in arrears quarterly at an interest rate of: (i) from February 11, 2000 through February 10, 2002, the 90-day London Inter-Bank Offered Rate ("LIBOR") rate plus fifty
(50) basis points; (ii) from February 11, 2002 through February 10, 2004, the 90-day LIBOR rate plus two hundred (200) basis points; and (iii) from February 11, 2004 through February 10, 2007, the 90-day LIBOR rate plus three hundred fifty (350) basis points. The LIBOR rate for the first Interest Payment Date shall be the LIBOR rate in effect as of the date of this Note. For subsequent periods, the LIBOR rate shall be the LIBOR rate in effect as of the immediately preceding Interest Payment

Date. Such interest payments shall be due on February 11, May 11, August 11 and November 11, with interest payments beginning on May 11, 2000 ("Interest Payment Date"). All payments on this Note will be applied first to accrued interest and the balance, if any, to principal.

     This Note is issued pursuant to the Stock Purchase Agreement (the "Stock Purchase Agreement"), dated as of October 4, 1999 by and among the Corporation, Johnson International, Inc. and Johnson Bank Illinois (Johnson International, Inc., and together with any subsequent holders of the Note/Notes from time to time outstanding, referred to herein individually as a "Holder" and collectively as the "Holders"). The Note/Notes will be treated as a class and, to the extent expressly provided herein, the actions of some Holders in certain circumstances may bind or affect the rights of the Holders of other Notes without their action.

     1.   Completion and Delivery.
          -----------------------

          (a) The Note is being issued and delivered in accordance with the terms and conditions contained in this Note and the Stock Purchase Agreement. The Corporation will (i) complete the Note; (ii) manually sign the Note by any one of the officers of the Corporation duly authorized and designated by it for such purpose; and (iii) deliver the Note to Johnson International, Inc.

          (b) If the Note has been signed by one of the Corporation's officers who was duly authorized for such purpose, but who is not so designated at the time said Note is to be paid, the Corporation will pay the Note notwithstanding that the authority of said officer has been terminated between the time of execution and the time of payment.

          (c) Each Note subsequently issued in exchange for or as the result of transfer of the Note will bear the original issue date of February 11, 2000, regardless of the date of issue of any such subsequently issued Note.

     2.   Maintenance of Records.  (a) So long as the Note remains outstanding,
          ----------------------
the Corporation will maintain all records as may be customary, including any Transfer Certificate (as defined below) for the Note, and will:

               (i) Keep and maintain at its corporate offices in Chicago, Illinois, a register (the "Register") in such form as the Corporation may determine and subject to such reasonable regulations as it may prescribe, in which it will provide for the registration of the Note and any transfers thereof, including, without limitation, the name, address and tax identification number of each Holder of the Note from time to time and records of each transfer of all or any portion of the Note; and

               (ii) Maintain records for the Note, showing the original and unpaid principal amount, maturity date, interest rate, and all subsequent transfers and consolidations.

     3.   Registration of Transfer.  (a) Notwithstanding any provision of this
          ------------------------
Note to the contrary, the Corporation shall not be required to register for transfer or otherwise acknowledge the purported transfer of the Note that is (i) not accompanied by a fully completed and duly executed transfer certificate substantially in the form attached hereto as Exhibit A (each a "Transfer Certificate"), or (ii) not effected in strict
   ---------
compliance with the terms of this Note (including the legend hereon). As a condition to such transfer, the Corporation may require reasonable evidence that the transfer does not require registration of the Note under the Act or any state securities law. Any Note presented or surrendered for registration of transfer or for exchange must be duly endorsed, be accompanied by a Transfer Certificate with such evidence of due authorization and guarantee of signature as may be reasonably required by the Corporation, duly executed by the Holder or his attorney duly authorized in writing, and with such tax identification number or other information for each person in whose name the Note is to be issued as the Corporation may reasonably request to comply with applicable law. No guarantee of signature shall be required in connection with any transfer made by any Holder which is an Institutional Investor. "Institutional Investor" means any bank, trust company, savings and loan association or other financial institution, any pension plan, any registered investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form. In the event the Note is to be issued in the name of a transferee's nominee, such transferee shall provide to the Corporation the name of the nominee and written instructions as to registration of the Note.

          (b) Upon surrender or presentation of this Note (accompanied by a complete and duly executed Transfer Certificate) for registration of transfer, the Corporation will, at its own expense, execute and deliver in exchange therefor a Note or Notes (as requested by the Holder) in the aggregate amount equal to the then unpaid principal balance of this Note, and each in a minimum denomination of $1,000,000 or any amount in excess thereof which is an integral multiple of $1,000,000 (to the extent feasible) or, if the unpaid principal balance is then less than $1,000,000, a single Note in such amount, that will otherwise contain the same terms as this Note and will be registered in the name of the transferee identified on such Transfer Certificate. No registration of transfer of this Note will be made on or after the fifteenth day immediately preceding the Date of Maturity.

          (c) No service charge will be imposed for any registration of transfer of this Note, but the Corporation may require the payment by the Holder of a sum sufficient to cover any stamp or other tax or governmental charge that may be imposed in connection therewith (or presentation of evidence that such tax or charge has been paid).

          (d) The Corporation may treat the Holder in whose name this Note is registered in the Register as the absolute owner of this Note for the purpose of receiving payments of principal of and interest on this Note and for all other purposes whatsoever, whether or not this Note be overdue, and the Corporation will not be affected by any notice to the contrary except in accordance with this Section 3.

          (e) The Corporation acknowledges that Johnson International, Inc. shall be permitted to transfer the Note to a wholly-owned subsidiary of Johnson International, Inc. without providing a Transfer Certificate to the Corporation, provided, however, Johnson International, Inc. shall provide the Corporation
--------  -------
notice, as described in Section 9, of such transfer. Such transfer shall in no way adversely affect the rights and privileges of the Corporation hereunder.

     4.   Mutilated Lost, Stolen or Destroyed Notes.  The Corporation will, at
          -----------------------------------------
its own expense, effect the replacement of any Note that is mutilated, lost, stolen or destroyed, and may require indemnity and a bond from any Holder as a condition of such replacement, provided, that if such Holder is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth equal to the greater of $20,000,000 or two times the principal amount of such Note, established, if requested, to the reasonable satisfaction of the Corporation, such Holder's own unsecured agreement of indemnity shall be deemed satisfactory.

     5.   Notes Acquired by the Corporation.  If the Corporation acquires any
          ---------------------------------
Note, such acquisition will not operate as a satisfaction of the indebtedness or rights represented by such Note unless and until the same are recorded as canceled on the records of the Corporation.

     6.   Payment.  (a) Payment of the principal and interest payable on the
          -------
Date of Maturity will be made by wire transfer in immediately available funds to a bank account in the United States designated by the Holder in a written notice received by the Corporation not later than 15 calendar days prior to the Date of Maturity, without presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Corporation made concurrently with or reasonably promptly after payment or prepayment in full of any Note, the Holder hereof shall surrender such Note for cancellation, reasonably promptly (but in no event later than 15 calendar days) after any such request, to the Corporation at its principal executive office or at such other place as the Corporation shall designate by notice to the Holder.

          (b) Payments of interest (other than interest payable on the Date of Maturity) will be made by wire transfer in immediately available funds to a bank account in the United States designated by the Holder in a written notice received by the Corporation not later than 15 calendar days prior to the applicable Interest Payment Date. Interest payable on any Interest Payment Date will be payable to the Holder in whose name this Note is registered on the Register at the close of business on February 11, May 11, August 11 and November 11 of each year as the case may be (whether or not a Business Day (as defined in
Section 15 hereof)), next preceding such Interest Payment Date (such date being referred to herein as the "Regular Record Date") for such Interest Payment Date, notwithstanding the subsequent cancellation of this Note prior to or on such Interest Payment Date, except that interest not so punctually paid, if any, will be paid to the Holder of this Note at the close of business on a special record date fixed by the Corporation (a "Special Record Date") notice of which will be given to the Holder not less than 10 calendar days prior to such Special Record
Date.   (The Regular Record Date and Special Record Date are referred to herein collectively as "Record Date"). To the extent permitted by applicable law, interest will accrue, at the rate at which interest accrues on the principal of this Note, on any amount of principal of or interest on this Note not paid when due.

          (c) Payments of principal of and interest on this Note will be made in such coin or currency of the United States of America as at the time of payment may be legal tender for the payment of public and private debts.

     7.   Redemption;  No Sinking Fund.  (a)  Subject to the provisions of this
          ----------------------------
Section 7, except as otherwise may be specified in this Note, the Corporation shall have the right to redeem the Notes, in whole or in part, at any time, at a redemption price equal to 100% of the principal amount to be redeemed plus any accrued and unpaid interest thereon to the date of such redemption (the "Redemption Price"). If the Corporation redeems all of the Notes in full by February 11, 2001, the aggregate Redemption Price shall be reduced by $5,000. Any redemption pursuant to this Section 7 shall be made upon not less than 30 days nor more than 60 days notice to the Holder of the Notes, at the Redemption Price. If the Notes are only partially redeemed pursuant to this Section 7, the Notes shall be redeemed pro rata or by lot or in such other manner as the Corporation shall deem appropriate and fair in its discretion. The Redemption Price shall be paid prior to 12:00 noon, Chicago time, on the date of such redemption or at such earlier time as the Corporation determines.

          (b) In case the Corporation shall desire to exercise such right to redeem all or, as the case may be, a portion of the Notes in accordance with the right reserved so to do, the Corporation shall give notice of such redemption to holders of the Notes to be redeemed by mailing, first class postage prepaid, a notice of such redemption not less than 30 days and not more than 60 days before the date fixed for redemption to such holders at their last addresses as they shall appear upon the records of the Corporation unless a shorter period is specified in the Note to be redeemed. Any notice that is mailed in the manner herein provided shall be conclusively presumed to have been duly given, whether or not the registered Holder receives the notice. In any case, failure duly to give such notice to the Holder of any Note designated for redemption in whole or in part, or any defect in the notice, shall not affect the validity of the proceedings for the redemption of any other Note. Each such notice of redemption shall specify the date fixed for redemption and the Redemption Price and shall state that payment of the Redemption Price shall be made upon presentation and surrender of such Note, that interest accrued to the date fixed for redemption shall be paid as specified in said notice and that from and after said date interest shall cease to accrue. If less than all the Notes are to be redeemed, the notice to the holders of the Notes shall specify the portion of the principal amount thereof to be redeemed, in minimum denominations of $1,000,000 or any amount in excess thereof which is an integral multiple of $1,000,000 (to the extent feasible). If the Notes are to be redeemed in part only, the notice shall also state that on and after the redemption date, upon surrender of such Notes, a new Note or Notes in principal amount equal to the unredeemed portion thereof shall be issued.

          (c) If the giving of notice of redemption shall have been completed as above provided, the Notes or portions of Notes to be redeemed specified in such notice shall become due and payable on the date and at the place stated in such notice at the applicable Redemption Price, and interest on such Notes or portions of Notes shall cease to accrue on and after the date fixed for redemption, unless the Corporation shall default in the payment of such Redemption Price with respect to any such Note or portion thereof. On presentation and surrender of such Note on or after the date fixed for redemption at the place of payment specified in the notice, said Note shall be paid and redeemed at the Redemption Price (but if the date fixed for redemption is an interest payment date, the interest installment payable on such date shall be payable to the registered Holder at the close of business on the applicable record date).

          (d) Upon presentation of any Note that is to be redeemed in part only, the Corporation shall execute, authenticate and deliver to the Holder thereof, at the expense of the Corporation, a new Note of authorized denomination in principal amount equal to the unredeemed portion of the Note so presented.

          (e) This Note is not subject to redemption at any time at the election of the Holder prior to the Date of Maturity, and is not subject to any sinking fund.

     8.   Subordination.  The payment of principal and interest on this Note is
          -------------
and will be subordinate to any and all current and future indebtedness of the Corporation (including indebtedness of others guaranteed by the Corporation) except for any other subordinated indebtedness of the Corporation that is intended to qualify as "Tier 2" capital for holding company regulatory purposes, with which this Note will rank on a parity, and any current or future indebtedness of the Corporation that by its terms is ranked junior to this Note. In the event of any bankruptcy or insolvency proceedings, receivership, conservatorship, reorganization, readjustment of debt, marshaling of assets and liabilities or similar proceedings or any liquidation or winding up of or relating to the Corporation, whether voluntary or involuntary, all obligations of the Corporation (except for indebtedness junior to or on a parity with this Note) will be entitled to be paid in full before any payment will be made on account of the principal of, or interest on, this Note. In the event of any such proceedings, after payment in full of all sums owing with respect to such obligations, the Holder of this Note, together with the holders of any other obligations of the Corporation ranking on a parity with this Note, will be entitled to be paid from the remaining assets of the Corporation the unpaid principal and interest before any payment or other distribution, whether in cash, property, or otherwise, will be made on account of any capital stock or any obligations of the Corporation ranking junior to this Note. Advances from or obligations owed to any affiliate or subsidiary of the Corporation will rank senior to this Note unless the note or instrument evidencing such obligation states that it ranks on a parity with or is junior to this Note.

     9.   Notices.  Notices and other communications to the Corporation in
          -------
connection with this Note are required to be in writing and sent by U.S. Certified Mail or recognized overnight delivery service (with charges prepaid) and must be addressed as follows, or to such other address as the Corporation may specify from time to time.

          If to the Corporation:

               PrivateBancorp, Inc.
               Ten North Dearborn
               Chicago, Illinois  60602
               Attention:  Ralph B. Mandell

          With a copy to:

               Vedder, Price, Kaufman & Kammholz
               222 North LaSalle Street
               Chicago, Illinois  60601-1003

               Attention:  Daniel O'Rourke

All notices to the Holder will be in writing and sent by first-class mail or recognized overnight delivery service (charges prepaid) to the Holder at its address specified to the Corporation in writing.

     10.  Default; Acceleration.  (a) The term "Event of Default," as used in
          ---------------------
this Note, means any of the following events (whatever the reason for such event and whether it may be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any governmental agency or authority):

               (i) the entry of a decree or order for relief by a court having jurisdiction in the premises in respect of the Corporation in an involuntary bankruptcy or reorganization case or proceeding under Chapter 7 (Liquidation) or Chapter 11 (Reorganization) of the U.S. Bankruptcy Code, as amended, 11 U.S.C. et seq., and the continuance of any such decree or order unstayed and in effect for a period of 90 days; or

               (ii) the commencement by the Corporation of a voluntary bankruptcy or reorganization case or proceeding under Chapter 7 (Liquidation) or Chapter 11 (Reorganization) of the U.S. Bankruptcy Code, as amended, 11 U.S.C. et seq.

          (b) If an Event of Default occurs and continues, the Holder may, at its option, by written notice to the Corporation, declare this Note to be, and upon receipt of such declaration by the Corporation, unless all Events of Default have been cured by the Corporation within five Business Days (as hereinafter defined in Section 15) after receipt by the Corporation of such declaration, this Note will become immediately due and payable in its principal amount, together with accrued and unpaid interest thereon to the date of payment without presentment, demand, protest or further notice, all of which are hereby waived. Failure of the Corporation to pay principal or interest when due will not entitle the Holder to declare due any principal amount of this Note not otherwise due.

          (c) At any time after the delivery to the Corporation of a declaration of an acceleration pursuant to the provisions of this Note, the Holders of not less than 66-2/3% of the principal amount of the Notes then outstanding may, on behalf of all Holders of the Notes then outstanding, by notice to the Corporation, rescind and annul such declaration and its consequences if:

               (i) The Corporation will have paid to each Holder the aggregate amount of overdue interest and any additional amounts due on all of the Notes then held by such Holder;

               (ii)  all such Events of Default will have been cured or waived;
     and

               (iii) no judgment or decree has been entered for the payment of any monies due pursuant to the Notes.

No such rescission will affect any subsequent default or impair any right relating to such subsequent default.

          (d) The Holders of not less than 66-2/3% in principal amount of the Notes then outstanding may, on behalf of the Holders of all Notes then outstanding, by notice to the Corporation, waive any past Event of Default and its consequences. No such waiver will affect any subsequent Event of Default or impair any right relating to such subsequent default.

          (e) The Corporation will promptly notify the Holders of the Notes then outstanding, upon the occurrence of an Event of Default, the curing or waiving of any Event of Default, the declaration of acceleration of any Note, and the rescission and annulment of any declaration of acceleration.

     11.  Non-payment.  If the Corporation fails to pay any interest on this
          -----------
Note within 30 days after the same is due and payable pursuant hereto, or fails to pay the entire unpaid principal and interest at the Date of Maturity, the Corporation will, upon demand of the Holder, pay to the Holder the whole amount then due and payable on this Note (without acceleration), with interest on the overdue amount at the rate borne by this Note accrued to the date of payment, to the extent permitted by applicable law. If the Corporation fails to pay such amount upon such demand, the Holder may, among other things, institute a judicial proceeding for the collection of the sums so due and unpaid, may prosecute such proceeding to judgment or final decree and may enforce the same against the Corporation and collect the moneys adjudged or decreed to be payable in the manner provided by law out of the property of the Corporation.

     12.  Consolidation, Merger or Sale of Assets.  The Corporation will not
          ---------------------------------------
consolidate with or merge into any other person, or transfer or lease its assets substantially as an entirety to any person, unless (a)(i) the person formed by such consolidation or into which the Corporation is merged, or the person which acquires by transfer or which leases substantially all the assets of the Corporation, will be a corporation duly organized and validly existing under the laws of the United States of America, any State thereof or the District of Columbia and will expressly assume in writing the Corporation's obligations on this Note and the Holders shall receive an opinion of independent counsel satisfactory to them to the effect that such assumption is enforceable in accordance with its terms; or (ii) the person formed by such consolidation or into which the Corporation is merged, or the person which acquires by transfer or which leases substantially all of the assets of the Corporation, will be deemed to have assumed such obligation by operation of law; and (b) after giving effect to such transaction, no Event of Default and no event which, after notice or lapse of time, or both, would become such an Event of Default, will have occurred and be continuing.

     13.  Modification of Rights.
          ----------------------

          (a) The Corporation may modify the rights of the Holder of this Note without the consent of the Holder of this Note (i) subject to compliance with the terms of Section 12, to evidence the succession of another person to the Corporation and the assumption by any such successor of the covenants and agreements of the Corporation herein and in the Notes; or (ii) to add further covenants, restrictions or conditions for the protection of the Holders of the Notes.

          (b) The Corporation may also, with the consent of the Holders of not less than 66-2/3% in principal amount of the Notes then outstanding, add any provisions to or change or eliminate any of the provisions of the Notes or modify the rights of the Holders of the Notes then outstanding, except that the consent of the Holder of each Note then outstanding altered thereby is required in order to change the Date of Maturity of any Note then outstanding, to extend the time of payment on any overdue principal amount, to change the coin or currency in which any Note then outstanding or the interest thereon is payable, to change the definition of Interest Payment Date, to reduce the principal amount of or rate of interest on the Notes then outstanding, to change the method of payment to other than wire transfer in immediately available funds, to impair the rights of the Holders of such Notes then outstanding, to institute suit for the enforcement of any payment of principal of or interest or other amounts on such Notes, to modify the subordination provisions of the Notes in any manner adverse to the Holders of such Notes then outstanding, or to reduce the percentage in principal amount of any Note then outstanding the consent of which is required to rescind or waive certain Events of Default.

          (c) The Corporation will provide each Holder (irrespective of the amount of Notes then owned by it), not less than 10 days in advance of the date a decision is required, with information the Corporation reasonably believes is sufficient to enable such Holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions of the Notes. The Corporation will deliver executed replacement Notes reflecting each amendment effected pursuant to the provisions of this
Section 13 to each Holder promptly following the date on which any such amendment receives the consent or approval of the requisite Holders upon surrender of the Note to be replaced.

          (d) The Corporation will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security, to any Holder as consideration for or as an inducement to the entering into by any Holder of any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted, on the same terms, ratably to each Holder then outstanding even if such Holder did not consent to such waiver or amendment.

          (e) Solely for the purposes of determining whether the Holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under the Notes, or have directed the taking of any action provided in the Notes to be taken upon the direction of the Holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Corporation or any of its subsidiaries or other affiliates shall be deemed not to be outstanding.

          (f) Any consent or waiver by the Holder of this Note will be conclusive and binding upon such Holder and upon any and all future Holders of this Note, whether or not notation of such consent or waiver is made upon this Note.

     14.  No Implied Waiver.  No failure or delay on the part of the Holder in
          -----------------
exercising any right under this Note will operate as a waiver of, or impair, any such rights. No waiver of any such right will be effective unless in writing.

     15.  Payments and Actions on Non-Business Days.  If any date on which any
          -----------------------------------------
payment of principal or interest, notice or other action due and payable on or required by, as the case may be, this Note falls on other than a Business Day, then that action or payment need not be taken or made on such date, but may be taken or made on the next succeeding Business Day with the same force and effect as if made on the date for payment of such principal or interest, and no interest will accrue in respect of such payment for the period after such day. The term "Business Day" means any day that is not a Saturday or Sunday and that is not a day on which any bank in the city of Chicago, Illinois is generally authorized or required by law or executive order to be closed.

     16.  Governing Law.  THIS NOTE WILL BE GOVERNED BY AND CONSTRUED AND
          -------------
INTERPRETED IN ACCORDANCE WITH THE INTERNAL SUBSTANTIVE LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS OF SUCH STATE.


                            *          *         *

     IN WITNESS WHEREOF, the Corporation has caused this Note to be duly executed as of the date first written above.

                              PRIVATEBANCORP, INC.



                              By:  /s/ Ralph B. Mandell
                                 -----------------------------------------------
                                   Name:  Ralph B. Mandell
                                   Title:  President and Chief Executive Officer


                              By: /s/ Donald A. Roubitchek
                                 -----------------------------------------------
                                   Name:  Donald A. Roubitchek
                                   Title:  Chief Financial Officer